Exhibt 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 11, 2026, relating to the abbreviated financial statements of Tennessee Piedmont Natural Gas Business of Duke Energy Corporation as of and for the years ended December 31, 2025 and 2024, appearing in the Current Report on Form 8-K of Spire Inc. filed on April 6, 2026. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina
April 29, 2026